Exhibit 99.1

NEWS RELEASE
For Immediate Release
Contact: Keith Pfeil
Investor Relations
(610) 729-3947

CSS INDUSTRIES REPORTS FISCAL 2019 FIRST QUARTER RESULTS

Company reaffirms outlook for fiscal 2019 net sales and adjusted EBITDA; revises net income guidance due to goodwill impairment and inventory write-down costs

First Quarter Summary

•	Net sales of $64.1 million increased 33 percent over the prior fiscal year quarter, reflecting the contribution from the Simplicity acquisition

•	Net loss of $18.5 million included $7.3 million of acquisition and integration-related costs and $1.4 million impairment of goodwill

•	Adjusted EBITDA was ($6.7) million compared to ($3.3) million in the prior year quarter

•	Cash used for operations was $15.4 million, compared to $15.3 million in the prior year quarter

PLYMOUTH MEETING, PA, August 1, 2018 - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company serving the seasonal, gift and craft markets, today announced results for the quarter ended June 30, 2018, representing the first quarter of fiscal 2019.
Net sales in the first quarter of fiscal 2019 were $64.1 million compared to $48.3 million in the first quarter of fiscal 2018, driven by the November 2017 acquisition of the Simplicity Creative Group business (“Simplicity”), which contributed net sales of $19.5 million in the current year quarter. Excluding Simplicity, net sales in the first quarter of fiscal 2019 were $44.6 million.
Gross profit was $11.6 million in the quarter compared to $11.8 million in the prior year quarter and gross margin was 18.2 percent compared to 24.4 percent in the prior year quarter. Adjusted gross profit was $17.1 million for the quarter compared to $15.0 million in the prior year quarter. Adjusted gross margin was 26.7 percent in the quarter compared to 31.0 percent in the prior year quarter. The decline in adjusted gross margin percent was due to the mix impact of volume declines due to the loss of high-margin programs in the craft and gift categories, as well as manufacturing variances carried in from the prior year as a result of lower production volume and focused inventory reductions, partially offset by the acquisition of Simplicity.
Selling, general & administrative (“SG&A”) expenses were $28.9 million in the quarter compared to $20.7 million in the prior year quarter. The increase was attributable to the addition of Simplicity expenses and $1.4 million of incremental integration and other costs.
The Company recorded a pre-tax charge of $1.4 million for the impairment of goodwill in the first quarter of fiscal 2019. The impairment charge relates to the June 1, 2018 acquisition by a Company affiliate of the assets and business of Fitlosophy, Inc., a provider of innovative products that inspire people to develop healthy habits by focusing on effective goal-setting through journaling. Because of the continued discrepancy between the Company’s stockholders’ equity balance and its market capitalization, goodwill from the foregoing acquisition was deemed impaired and expensed accordingly.

Operating loss for the quarter was $18.7 million compared to $8.9 million in the prior year quarter. Adjusted operating loss was $10.0 million compared to $5.4 million in the prior year quarter. Net loss was $18.5 million in the quarter compared to $7.1 million in the prior year quarter. Adjusted net loss was $11.9 million compared to $4.8 million in the prior year quarter. The diluted net loss per share was $2.03 compared to $0.78 in the prior year quarter, and the adjusted diluted net loss per share was $1.31 compared to $0.53 in the prior year quarter. Adjusted EBITDA was ($6.7) million for the current quarter compared to ($3.3) million in the prior fiscal quarter.
Strategic Initiatives Update
The Company’s overall strategy is to grow profitable sales and improve return on invested capital (ROIC) through five strategic pillars: defend the base business, identify adjacent product categories with a focus on brands, build an omni-channel business model, improve ROIC and build a collaborative One CSS culture. First quarter highlights related to these objectives included:

•	The Company has successfully exited, as planned, the transition services agreement associated with the Simplicity acquisition.

•
In aligning with our strategic pillars, the Company initiated a review of certain product lines to identify underperforming products, with the goal of reducing costs and improving working capital to enhance our long-term returns. As a result, in July the Company committed to a plan to exit its back-to-school sports licensing product line and also restructure its specialty gift product line, while revising its “go to market” strategy. This initiative will drive an approximate 75 percent reduction in SKUs within this area, allowing the Company to further rationalize its facilities footprint moving ahead. In conjunction with this change, the Company expects to incur inventory write-down costs between $1,000,000 and $1,500,000. These costs will be recorded during our second quarter of fiscal 2019.

•
The Company experienced positive results from the implementation of its new omni-channel growth strategy. As a result of the new strategy, sales attributable to a major on-line retailer grew at a double-digit rate in the first quarter.

•
The Company announced its decision to consolidate its Simplicity and McCall operations in the United Kingdom. The consolidation is expected to be complete by the second quarter of fiscal 2019, improving the effectiveness of the combined brands while also delivering lower costs. The Company expects to incur approximately $0.3 million of exit costs associated with this consolidation, which will be recorded during our second quarter.

“Our first quarter is always a slow quarter for us and we expected these difficult year-over-year comparisons in part because of known program losses with a major customer and the timing of customer resets and replenishment orders,” said President and Chief Executive Officer Christopher J. Munyan. “Our adjusted gross margins, as expected, were impacted by inefficiencies from lower production volumes in earlier periods, as well as the mix impact of lower sales volumes. We are making good progress with our strategic initiatives focused on improving profitability, executing on acquisition synergies and growing our eCommerce business.”
The following is a summary of net sales by product category (dollars in thousands):

	Quarter Ended June 30,
	2018	2017	Change
Seasonal	$4,799	$4,642	3.4%
Gift	24,040	25,139	(4.4)%
Craft	35,288	18,543	90.3%
Total	$64,127	$48,324	32.7%

Seasonal
The Company defines the seasonal product category as products sold to mass-market retailers for holidays and seasonal events including Christmas, Valentine’s Day, Easter and back-to-school. Sales and production forecasts for these products are known well in advance of shipment. The seasonal nature of this business has historically resulted in lower sales levels in the first and fourth quarters, and higher sales levels in the second and third quarters.
Seasonal net sales increased 3.4 percent in the first quarter of fiscal 2019 compared to the first quarter of fiscal 2018, driven primarily by the timing of ribbon & bow sales.
Gift
The Company defines the gift product category as products primarily designed to celebrate certain life events or special occasions such as weddings, birthdays, anniversaries, graduations or the birth of a child, as well as stickers, memory books and stationery. These products are primarily sold into mass and specialty retailers, floral and packaging wholesalers and distributors. Products in this category are generally ordered on a replenishment basis throughout the year.
Gift net sales decreased 4.4 percent in the quarter compared to the prior fiscal year quarter, primarily due to lower sales of social stationery, infant goods and packaging & wholesale products, partially offset by higher sales of everyday ribbons & bows, bags and wrap. The lower sales of social stationery were due to timing of replenishment shipments. Lower infant sales were due a program loss with a major retailer and the lower packaging & wholesale products sales reflect declining demand. The higher sales of everyday ribbons, bows, bags and wrap resulted from share growth with a major retailer.
Craft
The craft product category reflects products used for craft activities including ribbons, trims, buttons, sewing patterns, knitting needles, needle arts and kids crafts. These products are sold to mass market and specialty retailers on a replenishment basis.
Craft net sales increased 90.3 percent in the quarter compared to the prior fiscal year quarter, driven by the contribution of the Simplicity acquisition. Excluding sales attributable to the Simplicity business, net sales decreased 15.1 percent in the quarter, primarily due to continued inventory destocking at a major retailer as well as a shift in the timing of a button program reset.
Income Tax Items
The Company’s effective tax rate for the quarter was 1.8 percent compared to 18.5 percent for the prior fiscal year quarter. In the current fiscal year quarter, the Company’s recognition of a tax benefit was limited to the amount it expects to recognize for the full fiscal year. That limitation, combined with a lower U.S. federal corporate tax rate following U.S. tax reform, were the primary drivers of the decrease in the effective tax rate.
Balance Sheet and Cash Flow
The Company ended the quarter with $33.1 million of cash and cash equivalents compared to $49.7 million at the end of the prior fiscal year quarter. The lower balance was primarily due to the Company’s use of cash to fund the acquisition of Simplicity. Inventory increased to $117.9 million from $115.3 million at the end of the prior fiscal year quarter, reflecting the addition of Simplicity inventory, partially offset by the Company’s efforts to reduce inventory. Accounts receivable increased to $51.9 million from $42.8 million at the end of the prior fiscal year quarter, primarily due to the Simplicity acquisition. Accounts payable increased to $25.8 million compared to $14.1 million at the end of the prior fiscal year quarter, resulting from the Simplicity acquisition as well as the Company’s efforts to extend vendor payment terms. The Company ended the quarter with $40.4 million in total debt resulting from borrowings associated with the acquisition of Simplicity.

Cash used for operating activities was $15.4 million for the quarter compared to $15.3 million in the prior fiscal year quarter. Cash from operating activities included $1.7 million of after-tax cash acquisition and integration-related cash costs compared to $0.2 million in the prior fiscal year period. Cash used for investing activities included the acquisition of Fitlosophy for $2.5 million and the final payment related to the Simplicity acquisition for $2.5 million. Capital expenditures were $3.2 million, compared to $0.9 million in the prior fiscal year quarter, primarily due to integration-related information technology investments. Free cash flow was a use of $18.6 million compared to a use of $16.2 million in the prior fiscal year quarter. The Company returned $1.8 million to shareholders through cash dividends during the quarter, consistent with the prior fiscal year quarter.
Outlook
“We are reaffirming our net sales and adjusted EBITDA guidance for fiscal 2019,” said Mr. Munyan. “We continue to expect solid growth in sales and adjusted EBITDA in fiscal 2019 and strong free cash flow. We also continue to explore opportunities to reposition our Company through targeted acquisitions in categories where we can grow while working to stabilize our base business and capitalize on synergies from recent acquisitions. Lastly, we continue to monitor the potential for tariffs on our imported products coming from China. At this point, we do not consider there to be a material impact on our business this fiscal year.”
The Company expects to generate net sales of $398 million to $412 million in its fiscal year ending March 31, 2019, resulting in year over year growth of 10 percent to 14 percent. The driver of growth will be the full year impact of the Simplicity acquisition, partially offset by a decline in the Company’s base business.
For the full year, we expect an adjusted tax rate of 26 percent, primarily comprised of the new U.S. corporate tax rate, adjusted for the projected mix between our domestic and foreign income and the impact of a discrete item related to equity grants. The Company continues to evaluate the impact of the recent tax reform legislation, and will adjust its tax rate as appropriate as additional guidance is released in this area.
Net loss outlook is revised and expected to be in the range of $5 million to $7.5 million compared to a net loss of $36.5 million in fiscal 2018. The increase from our previously provided guidance of a net loss of $2 million to $4 million is driven primarily by costs associated with the goodwill impairment, inventory write-down costs and higher inventory step-up costs as a result of the Fitlosophy acquisition.
The Company reaffirms its adjusted EBITDA guidance for fiscal 2019 to be in the range of $26 million to $29 million compared to $24.3 million in fiscal 2018. The expected growth in adjusted EBITDA primarily reflects the full year contribution of Simplicity and integration savings related to Simplicity, partially offset by a decline in the Company’s base business.
The Company will hold a conference call for investors on August 2, 2018 at 8:30 a.m. ET. The call can be accessed in the following ways:

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the United States is (844) 458-8735, and for international callers, the dial-in number is (647) 253-8639. The conference ID for all callers is 9270067.

•	By webcast: http://www.cssindustries.com/investor-relations. The webcast will be archived for those unable to participate live.
About CSS Industries, Inc.
CSS is a creative consumer products company, focused on the craft, gift and seasonal categories.  For these design-driven categories, we engage in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers.  In the seasonal category, we focus on gift packaging items such as ribbon, bows, greeting cards, wrapping paper, bags, boxes, tags and gift card holders, in addition to specific holiday-themed decorations, accessories, and activities, such as Easter egg dyes and novelties and Valentine’s Day classroom exchange cards.   For the gift category, our core products include items designed to celebrate certain life events or special occasions, such as weddings, birthdays, anniversaries, graduations, or the birth of a child, as well as stickers, memory books and stationery.  Our core products within the craft category include ribbons, trims, buttons, sewing patterns, knitting needles, needle arts and kids crafts. In keeping with our corporate mission, all of our products are designed to help make life memorable.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements related to reducing costs and improving working capital and enhancing returns by exiting a product line, restructuring the specialty gift product line and revising the Company’s “go to market” strategy; expected SKU reductions, facilities footprint rationalization and the timing and amount of future costs for an inventory write-down; expected future lower costs and improved brand effectiveness from the consolidation of certain United Kingdom operations and the expected timing and amount of exit costs associated with such consolidation; strategic initiatives to improve profitability, execute on acquisition synergies and grow the Company’s eCommerce business; future strong free cash flow; the Company’s expected adjusted tax rate for fiscal 2019; the amount of net sales, net loss and adjusted EBITDA expected to be generated by the Company in fiscal 2019; and the expected future impact on the Company of potential new tariffs on products from China. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, inherent uncertainties associated with assumptions used to forecast fiscal 2019 net sales, net income, adjusted EBITDA, free cash flow and adjusted tax rate; execution risks that may impact the Company’s ability to achieve the levels of net sales, net income, adjusted EBITDA and free cash flow currently forecasted for fiscal 2019, including the risk that the Company’s planned integration and cost reduction activities may not be successfully implemented in fiscal 2019; risks associated with the Simplicity acquisition, including the risk that the Company may not realize the strategic benefits that are currently expected and the risk that expected synergies will not be realized in the amounts currently expected, or at all, and that any such synergies may not be realized within the timeframe currently expected; risks associated with the plan to exit a product line and restructure the specialty gift product line; risks associated with consolidating certain operations in the United Kingdom; risks associated with the base business, including the risk that currently forecasted base business sales may not be achieved; risks associated with restructuring and integration activities, including the risk that expected synergies, cost savings and improved working capital may not be achieved; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including difficulties identifying and evaluating suitable acquisition opportunities, acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits and synergies from acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with noncompliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; uncertainties associated with projecting the impact on the Company of potential future tariffs on products imported from China; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
CSS’ consolidated results of operations for the three months ended June 30, 2018 and 2017, condensed consolidated balance sheets as of June 30, 2018, March 31, 2018 and June 30, 2017, and condensed consolidated statements of cash flows for the three months ended June 30, 2018 and 2017 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share data)

	Three Months Ended June 30,
	2018	2017

Net sales	$64,127	$48,324
Cost of sales	52,480	36,512
Gross profit	11,647	11,812
Selling, general and administrative expenses	28,929	20,696
Impairment of goodwill	1,390	—
Operating income (loss)	(18,672)	(8,884)
Interest expense (income), net	262	(54)
Other expense (income), net	(117)	(159)
Income (loss) before income taxes	(18,817)	(8,671)
Income tax expense (benefit)	(341)	(1,607)
Net income (loss)	$(18,476)	$(7,064)

Weighted average basic and diluted shares outstanding	9,120	9,089

Basic and diluted net income (loss) per common share	$(2.03)	$(0.78)

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(in thousands)

	June 30, 2018	March 31, 2018	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$33,103	$58,560	$49,695
Accounts receivable, net	51,908	63,083	42,753
Inventories	117,944	102,436	115,348
Prepaid expenses and other current assets	12,851	11,962	14,099
Total current assets	215,806	236,041	221,895
Property, plant and equipment, net	53,133	52,126	35,474
Deferred income taxes	10,560	10,439	—
Goodwill	—	—	19,916
Intangible assets, net	57,794	57,029	43,038
Other assets	9,828	9,553	8,172
Total assets	$347,121	$365,188	$328,495

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$229	$228	$223
Accounts payable	25,751	20,581	14,076
Accrued payroll and other compensation	9,994	11,496	7,107
Accrued customer programs	13,937	12,284	4,934
Accrued other liabilities	11,387	14,751	7,638
Total current liabilities	61,298	59,340	33,978
Long-term debt, net of current portion	40,170	40,228	399
Deferred income taxes	1,500	1,639	4,413
Other long-term obligations	10,745	10,286	3,809
Stockholders’ equity	233,408	253,695	285,896
Total liabilities and stockholders’ equity	$347,121	$365,188	$328,495

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(in thousands)

	Three Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(18,476)	$(7,064)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	3,297	2,126
Amortization of inventory step-up	5,043	3,185
Accretion of asset retirement obligation	31	—
Accretion of investment discount	—	(69)
Impairment of goodwill	1,390	—
Provision for accounts receivable allowances	733	526
Deferred tax (benefit) provision	(218)	(56)
Share-based compensation expense	471	283
Loss on sale or disposal of assets	2	—
Changes in assets and liabilities, net of effects of purchase of a business	(7,677)	(14,255)
Total adjustments	3,072	(8,260)
Net cash used for operating activities	(15,404)	(15,324)
Cash flows from investing activities:
Maturities of investment securities	—	20,000
Final payment of purchase price for a business previously acquired	(2,500)	—
Purchase of a business	(2,500)	—
Purchase of property, plant and equipment	(3,159)	(901)
Net cash (used for) provided by investing activities	(8,159)	19,099
Cash flows from financing activities:
Payments on long-term debt	(57)	(54)
Dividends paid	(1,824)	(1,819)
Proceeds from exercise of stock options, net of tax withholdings	—	37
Net cash used for financing activities	(1,881)	(1,836)
Effect of exchange rate changes on cash	(13)	63
Net (decrease) increase in cash and cash equivalents	(25,457)	2,002
Cash and cash equivalents at beginning of period	58,560	47,693
Cash and cash equivalents at end of period	$33,103	$49,695

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands, except per share amounts)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) in this release, the Company has provided certain non-GAAP financial information, specifically adjusted diluted income (loss) per share, adjusted EBITDA, adjusted gross profit, adjusted gross margin %, adjusted operating income (loss), adjusted operating income (loss) % and adjusted net income (loss). These measures are non-GAAP metrics that exclude various items that are detailed in the accompanying financial tables reconciling U.S. GAAP results to non-GAAP results that are included in this release. We also present free cash flow, which we define as net cash provided by operating activities minus purchases of property, plant and equipment as shown in the consolidated statement of cash flows. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period to period comparisons of the Company’s operating results. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company has reconciled the non-GAAP information included in this release to the nearest U.S. GAAP measures, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.
The following provides a listing of approved adjustments related to non-GAAP measures, as defined by the CSS Board of Directors:

•	Acquisition inventory value step-ups

•	Adjustments related to contingent payments associated with an acquisition or disposition

•	Asset write-downs or write-ups

•	Costs and expenses related to Board-approved actions

•	Gain or loss associated with an acquisition or divestiture of a business or assets

•	Material restructuring costs, plant or facility closures or consolidations including headcount reductions

•
Post-closing acquisition and disposition costs and expenses (within 2 years of transaction), such as systems integration projects, consulting, accounting, severance or stay bonuses, lease amendments or terminations and other transaction related non-recurring costs

•	Third party acquisition and disposition transaction costs and expenses, such as investment banker, legal, accounting and due diligence fees and expenses

•	Unusual or extraordinary legal expenses

	Three Months Ended June 30,
	2018	2017
Diluted income (loss) per share	$(2.03)	$(0.78)
Acquisition costs, integration and other	0.24	0.05
Goodwill impairment	0.15	—
Inventory step-up amortization	0.55	0.35
Legal settlements	—	(0.01)
Tax impact (1)	(0.23)	(0.14)
Adjusted diluted income (loss) per share (2)	$(1.31)	$(0.53)
(1) Tax impact determined using a combined federal and state statutory rate of 24% and 36%, respectively, for the three months ended June 30, 2018 and June 30, 2017.
(2) Adjusted diluted income (loss) per share may not foot due to rounding.

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)

	Three Months Ended June 30,
	2018	2017
Net income (loss)	$(18,476)	$(7,064)
Interest expense (income)	262	(54)
Other expense (income)	(117)	(159)
Income tax expense (benefit)	(341)	(1,607)
Depreciation and amortization	3,297	2,126
Acquisition costs, integration and other	2,211	429
Goodwill impairment	1,390	—
Inventory step-up amortization	5,043	3,185
Legal settlements	—	(110)
Adjusted EBITDA	$(6,731)	$(3,254)

Gross profit	$11,647	$11,812
Gross margin %	18.2%	24.4%
Acquisition costs, integration and other	430	—
Inventory step-up amortization	5,043	3,185
Adjusted gross profit	$17,120	$14,997
Adjusted gross margin %	26.7%	31.0%

Operating income (loss)	$(18,672)	$(8,884)
Operating income (loss) %	(29.1)%	(18.4)%
Inventory step-up amortization	5,043	3,185
Goodwill impairment	1,390	—
Acquisition costs, integration and other	2,211	429
Legal settlements	—	(110)
Adjusted operating income (loss)	$(10,028)	$(5,380)
Adjusted operating income (loss) %	(15.6)%	(11.1)%

Net income (loss)	$(18,476)	$(7,064)
Inventory step-up amortization	5,043	3,185
Goodwill impairment	1,390	—
Acquisition costs, integration and other	2,211	429
Legal settlements	—	(110)
Tax impact (1)	(2,075)	(1,262)
Adjusted net income (loss)	$(11,907)	$(4,822)
(1) Tax impact determined using a combined federal and state statutory rate of 24% and 36%, respectively, for the three months ended June 30, 2018 and June 30, 2017.

CSS Industries, Inc.
Reconciliation of Certain Non-GAAP Measures
(Unaudited)
(in thousands)
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash used for operating activities, which we believe to be the most directly comparable GAAP financial measure.

	Three Months Ended June 30,
	2018	2017
Net cash used for operating activities	$(15,404)	$(15,324)
Purchase of property, plant and equipment	(3,159)	(901)
Free cash flow	$(18,563)	$(16,225)

CSS Industries, Inc.
Adjusted EBITDA Guidance
Non-GAAP Reconciliation
Unaudited
(in millions)
FY 2019
Net (loss) income	($7.5) - ($5.0)
Income tax (benefit) expense	(1.1) - (0.6)
Interest expense	1.6
Other income	(0.5)
Depreciation and amortization	14.0
Goodwill impairment	1.4
Inventory write-down	1.2
Inventory step-up amortization	10.7
Acquisition integration and other	6.2
Adjusted EBITDA	$26.0 - $29.0